Exhibit 99.2
Community Bankers Trust Corporation Announces Quarterly Dividend
November 10, 2009 (Glen Allen, Virginia) — Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that its Board of Directors has declared a quarterly dividend of $0.04 per share with respect to the Company’s outstanding common stock. The dividend will be payable on November 20, 2009 to stockholders of record at the close of business on November 13, 2009.
About Community Bankers Trust Corporation
The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343